Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the use in this Registration Statement on Form S-1 of our report dated March 2, 2026 relating to the financial statements of AfterNext Acquisition I Corp. appearing in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

New York, NY

July 31, 2026